EXHIBIT 10.2
AMENDMENT TO
EMPLOYMENT AGREEMENT
This AMENDMENT (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of June, 2005, between eFinancialCareers Limited (the “Company”), and John Benson (“Employee”) is dated as of July 25, 2011.
WHEREAS, the Company and Employee wish to amend the Employment Agreement to provide for certain acceleration of vesting of Employee's outstanding equity-based awards under certain specified circumstances and additional change in control severance benefits.
NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:
1.Except as defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

2.Amendment to paragraph 1 of Employment Agreement. The first sentence of paragraph 1 of the Employment Agreement is deleted in its entirety and replaced with the following:

“You will be employed as Managing Director, Energy for Dice Holdings, Inc. (“DHI”), or in such other capacity of a like status as DHI may require.”

3.Amendment to paragraph 3.2 of Employment Agreement. The second, third and fourth sentences of paragraph 3.2 of the Employment Agreement are deleted in their entirety and replaced with the following:

“You may not (without the prior written consent of the Group Chief Executive) undertake, carry on, participate in, assist or be employed, engaged or interested in any capacity (including as a consultant, agent, principal, partner, manager, stockholder, officer, or director) in either any business which is competitive with or similar to a Relevant Business, or any business an objective or anticipated result of which is to compete with a Relevant Business. You acknowledge and agree that, since your position as Managing Director, Energy for DHI includes worldwide responsibilities, the restrictions in the prior sentence cannot be limited by geographic scope. Notwithstanding the foregoing, you may own less than three percent (3%) of any class of stock or security of any corporation which competes with DHI or its subsidiaries which is listed on a national securities exchange.”
4.Amendment to paragraph 10.6 of Employment Agreement. A new paragraph 10.6 of the Employment Agreement is added to read as follows:

“10.6.    Special Severance.
I. Severance. In lieu of any severance pay or severance benefits otherwise payable to you under any plan, policy, program or arrangement of DHI or its subsidiaries, the following shall apply:
(a) If there is a Termination (as herein defined) of your employment with DHI at any time within twelve (12) months after the occurrence of a Change of Control (as herein defined), (i) you shall be entitled to receive a lump-sum severance payment equal to (A) one hundred percent (100%) of your then current salary plus (B) the amount of your target bonus for the current calendar year, and (ii) all outstanding stock options granted to you which are not vested and exercisable as of the date of Termination shall become vested and exercisable as of such date and shall remain exercisable for the periods prescribed in the Stock Option Plan, and all restricted stock and other equity-based awards shall be fully vested. You, your spouse and eligible dependents will continue to be provided with medical and dental benefits for the twelve (12)-month period following your Termination on the same basis as were provided to you immediately prior to such Termination. In the event that you have been living in the United States at the date of Termination and you, your spouse and eligible dependents continue to live in the United States following such twelve (12)-month period, you, your spouse and eligible dependents will begin eligibility for continuation of medical and dental coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). You shall have no duty to mitigate damages by seeking other employment. DHI shall have no right to offset hereunder with respect to any compensation or benefits received by you from or in connection with any employment subsequent to your Termination of employment with DHI. For the avoidance of doubt, the lump-sum severance amount in this paragraph 10.6.I(a)(i) shall be reduced by any compensation required to be provided during the applicable six-month notice period under paragraph 2 above.
(b) If you voluntarily terminate employment with DHI for any reason other than “Good Reason” (as herein defined) during the twelve (12)-month period following a Change of Control as described in paragraph 10.6.II(a) below, you will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options, restricted stock or other equity-based awards.
II. Definitions.
(a) For purposes of this paragraph 10.6 only, a “Change of Control” of DHI shall be deemed to have occurred if at any time on or after the date of this letter agreement one or more of the following events shall have occurred:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by DHI or by a DHI-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, DHI) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of DHI's outstanding securities; or
(ii) any stockholder-approved transfer or other disposition of all or substantially all of DHI's assets; or
(iii) DHI adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or
(iv) the consummation by DHI of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of DHI or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common stock and outstanding company voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns DHI or all or substantially all of DHI's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding DHI common stock and outstanding DHI voting securities, as the case may be, (b) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of DHI or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or
(v) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are continuing directors.

(b) For purposes of this paragraph 10.6 only, “Cause” shall mean (i) embezzlement by you,(ii) misappropriation by you of funds of DHI, (iii) conviction of a felony, (iv) commission of any other act of dishonesty which causes material economic harm to DHI, (v) acts of fraud or deceit by you which causes material economic harm to DHI, (vi) material breach of any provision of this employment letter by you, (vii) willful failure by you to substantially perform your duties hereunder, (viii) willful breach of fiduciary duty by you to DHI involving personal profit or (ix) significant violation of Company policy of which you are made aware (or you should reasonably be expected to be aware) or other contractual, statutory or common law duties to DHI. No act, or failure to act on your part, shall be deemed willful unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of DHI.
(c) For purposes of this paragraph 10.6 only, “Good Reason” shall mean (i) a diminution in your responsibilities, title, duties and reporting lines compared to those existing immediately prior to a Change of Control, (ii) a reduction in your salary, incentive compensation and other employee benefits compared to those existing immediately prior to the Change of Control, (iii) your relocation to an office more than 40 miles from the principal office at which you are employed immediately prior to the Change of Control, (iv) any breach by DHI of this letter or (v) the failure of any successor to assume, in writing, all obligations under this letter (including this paragraph 10.6).
(d) For purposes of this paragraph 10.6 only, “Termination” shall mean termination of your employment without Cause or by you for Good Reason.”

5.Continuing Effect of Employment Agreement. Except as expressly modified hereby, the provisions of the Employment Agreement (including the Addendum thereto) are and shall remain in full force and effect.

6.Governing Law. The terms of this Amendment will be construed in accordance with English law and both parties irrevocably submit to the non-exclusive jurisdiction of the English Courts to settle any disputes which may arise in connection with this Amendment.

7.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

EFINANCIALCAREERS LIMITED

By:	/S/ SCOT W. MELLAND
Name:	Scot W. Melland
Title:	Chairman, President & Chief
Executive Officer

EMPLOYEE

/S/ JOHN BENSON
John Benson

[Signature page to amendment to Employment Agreement
between the Company and John Benson]